AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of December 9, 2011, by and between Fifth Season International Inc., a Delaware corporation (hereinafter referred to as “Company”) and Xiaolei Xing (hereinafter referred to as the “Executive”).

BACKGROUND

     The Board of Directors of the Company desires to appoint the Executive as Chief Operating Officer of the Company, and the Executive desires to be so appointed for such position and to perform the duties required of such position in accordance with the terms and conditions of this Agreement and applicable Delaware Corporation law.

AGREEMENT

     In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, Company and the Executive hereby agree as follows:

     1. DUTIES. The Executive will perform such duties and services for the Company as may be designated from time to time by the Board of Directors of the Company (the “Board”). The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and to carry out the functions typically performed by a Chief Operating Officer, including but not limited to responsibility for supervising the business and operations of the Company.

     2. TERM. The term of this Agreement (the “Term”) shall commence as of October 22, 2010 (the “Effective Date”) and shall continue until the Executive’s removal or resignation from all executive positions with the Company.

     3. COMPENSATION. The Executive is and shall be compensated by the Company for all services provided to the Company in accordance with the terms of the following:

          a. No Salary. The Executive agrees that he shall not be entitled to receive a salary during the term of this Agreement unless pursuant to an amendment hereto signed by the Executive and the Company. So long as the Executive remains a non-salaried employee, the Executive shall not receive any of the social insurance benefit required by the government.

          b. Other Compensation. The Executive shall also be eligible to receive such other compensation, and to participate in any Company executive benefit plans, whether existing now or in the future, as determined by the Company’s Board of Directors.

     4. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse the Executive for reasonable and necessary business related expenses incurred in good faith in the performance of the Executive’s duties for the Company. Such payments shall be made by the Company upon submission by the Executive of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentation to support the expenditures.

     5. CONFIDENTIALITY. The Company and the Executive each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Executive shall necessarily be developing and obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, marketing and sales plans and strategies, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Executive covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information during the Term and for a period of 60 months thereafter.

     6. NON-COMPETITION. During the Term and for a period of thirty-six (36) months following the end of the Term (the “Restricted Period”), the Executive shall not, directly or indirectly, unless otherwise approved by the Company’s Board of Directors (including in any such approval the affirmative vote or consent of a majority of the Company’s independent directors):

          a. in any manner whatsoever engage in any capacity in any business competitive with the Company's current lines of business (which comprise the design, development, marketing, sale, production and distribution of women’s apparel) or any business currently proposed to be engaged in by the Company, any of its subsidiaries (including the Company) or by any Company-controlled affiliates, with business currently proposed to be engaged in determined by reference to those future business developments described in the Dynasty Energy Resources, Inc. offering disclosure materials to investors in its private placement consummated concurrently with the reverse merger transaction between the Company and Dynasty Energy Resources, Inc. (collectively, the “Company's Business”) for the Executive’s own personal benefit or for the benefit of any person or entity other than the Company or any subsidiary or Company-controlled affiliate; or

          b. have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that: (i) the Executive may hold, directly or indirectly, solely as an investment, and with now role in operations or management, not more than five percent (5%) of the outstanding securities of any person or entity notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business; and (ii) family relatives of the Executive may own, control and manage the business of the company without such activities being attributed to the Executive, provided the Executive is at all time in compliance with the terms and conditions of the Non-Competition Agreement between it and the Company.

     In addition, during the Restricted Period, the Executive shall not publicize, market or otherwise associate himself and/or his name, or any derivative of his name, whether in Chinese or English, in connection with the development or marketing of any any trademarks, designs or any other property for use in the Company's Business on behalf of any person or entity other than the Company, its subsidiaries and Company-controlled affiliates.

     7. NON-SOLICITATION OF EMPLOYEES. During the Term and during the Restricted Period, the Executive shall not, directly or indirectly, solicit the employment of, or offer employment to, any individual who is or was at any time within the 12 months preceding such solicitation or such offer an employee or full-time consultant to the Company or to any subsidiary or Company-controlled affiliate, provided, however, that general advertising to hire employees not directed to any specific individual shall not be deemed solicitation of employment for purposes of the foregoing.

     8. ENFORCEMENT OF RESTRICTIVE COVENANTS; SPECIFIC PERFORMANCE. It is expressly understood by and between the Company and the Executive that the covenants contained in Sections 5, 6 and 7 are an essential element of this Agreement and that but for the agreement by the Executive to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any Company-controlled affiliate or subsidiary of the Company, including relations with their employees, clients, customers and accounts, the Company would not enter into this Agreement or permit the Company or any other subsidiary to enter into compensatory arrangements with the Executive. If, at any time, the provisions of Sections 5, 6 or 7 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, such Section shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive hereby agrees that such Section as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in Sections 5, 6 or 7, nothing in this Agreement shall prevent or restrict the Executive from engaging in any business or industry in any capacity. Without intending to limit the remedies available to the Company or its affiliates or subsidiaries, the Executive hereby agrees that damages at law would be an insufficient remedy to the Company or its affiliates or subsidiaries in the event that the Executive violates any of the provisions of Section 5, 6 or 7, and that, in addition to money damages, the Company or its affiliates or subsidiaries may apply for and, upon the requisite showing, obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in Section 5, 6 or 7.

     9. ENFORCEMENT OF OBLIGATIONS TO, AND RIGHTS OF, OPERATING COMPANY AND OTHER SUBSIDIARIES. The Executive acknowledges and agrees that the Executive’s duties and obligations to, and the rights of, the Company’s subsidiaries, including the Company, under the Executive’s employment agreement with the Company or with the Operating Company, are of material importance to the Company, and that the Company has a significant and continuing interest in the enforcement of those obligations and duties and assertion of the Operating Company’s rights under those agreements. Therefore the Executive agrees that the Company shall be entitled to enforce those rights on behalf of the Company as if the Company were a direct party to those agreements, and the Executive waives any right to object to the Company’s standing to appear in any proceeding, whether in the People’s Republic of China or elsewhere, in lieu of, or in addition to, the Company.

     10. ARBITRATION. Except as provided in Section 8, and except to the extent not permitted by applicable local law for all enforcement proceedings on behalf of any subsidiary pursuant to Section 9, all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration under the applicable rules of Arbitration in Delaware, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrators(s) may be entered in any court of competent jurisdiction. The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

     11. TERMINATION. With or without cause, the Company and the Executive may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to the Executive the compensation and expenses due up to the date of the termination. Such written request must be submitted within ninety (90) days of the termination date. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing the Executive as a director with immediate effect at any time for any reason.

     13. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless the Executive, to the full extent allowed by the law of the State of Delaware and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement (including, without limitation, the Indemnification Agreement executed herewith), vote of stockholders or disinterested directors or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office.

     14. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

     15. NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

     16. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles.

     17. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Executive under this Agreement are personal and therefore the Executive may not assign any right or duty under this Agreement without the prior written consent of the Company.

     18. MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

     19. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

     21. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Executive Employment Agreement to be duly executed and signed as of the day and year first above written.

FIFTH SEASON INTERNATIONAL INC.

BY:	/s/ Shaoping Lu
Name: Shaoping Lu
Title: Chief Executive Officer

/s/ Xiaolei Xing
Xiaolei Xing

Address:

c/o Fifth Season International, Inc.
C-22, Shimao Plaza, 9 Fuhong Lu
Futian District, Shenzhen 518033
People’s Republic of China